EXHIBIT 10.8

THIS AGREEMENT dated this 1st day of May, Nineteen Hundred and Eighty (1980),

BETWEEN	THE NEWARK GROUP, INC., a New Jersey corporation having its principal office at 57 Freeman Street, Newark, New Jersey (“Newark”),

AND	FREDERICK G. VON ZUBEN, a resident of Florham Park, New Jersey (“von Zuben”);

W I T N E S S E T H    T H A T :

WHEREAS, von Zuben desires to purchase and Leewood C. Carter (“Carter”) desires to sell 600 shares of common capital stock of The Newark Group, Inc.; and

WHEREAS, in order to prevent the dispersion of ownership of the capital stock of Newark among individuals who are not directly involved in the management of Newark’s business (including the businesses of its subsidiaries) Carter has agreed not to sell any of his shares of Newark stock without Newark’s consent; and

WHEREAS, Newark believes that it is in its best interest that Newark shall purchase von Zuben’s shares of Newark stock in the event of any termination of von Zuben’s employment by Newark (including for purposes of this agreement its subsidiary corporation); and

WHEREAS, in view of von Zuben’s substantial knowledge of Newark’s affairs and the substantial threat that such knowledge would present if von Zuben were employed by a competitor of Newark and its subsidiaries, it is in Newark’s best interest to secure from von Zuben at this time a covenant to the effect that upon termination of his employment by Newark, voluntarily or for cause, von Zuben will not compete with Newark and its subsidiaries, directly or indirectly, for a period of one (1) year;

WHEREAS, Newark is willing to consent to the sale of 600 shares of Newark stock by Carter to von Zuben only if von Zuben simultaneously executes this Agreement; and

NOW THEREFORE, in consideration of these premises and in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

Section 1. Restriction Applicable to von Zuben’s Stock.- At no time shall von Zuben sell, assign, transfer or otherwise dispose of any of his Newark shares, either for value or by gift, without the consent of Newark. Such consent may be given subject to such conditions and limitations as Newark, through its board of directors, may determine to be desirable and in its best interests, including without limitation subjecting the shares to be transferred by von Zuben to continued restrictions on transferability. If von Zuben’s employment by Newark and all its subsidiaries is terminated for any reason, voluntarily or involuntarily and irrespective of the existence of absence of any cause, von Zuben’s Newark shares shall be sold to Newark, which shall purchase such shares, in accordance with the following terms and conditions:

1.1 All of von Zuben’s shares (including any shares previously transferred with Newark’s consent but remaining subject to restrictions on transferability) shall be sold to Newark for a price equal to the book value thereof as at the end of the month last preceding the date of termination of von Zuben’s employment. For purposes of this agreement “book value” shall mean, with respect to each share of common stock of Newark, an amount equal to the consolidated net worth of Newark (including its subsidiaries) as at the end of the month next preceding the date as of which the book value is to be determined, divided by the aggregate number of shares of Newark common stock then outstanding. During the first month of each year such consolidated net worth of Newark shall be as shown on its regular annual balance sheet prepared by the independent public accountants retained by Newark to prepare its annual financial statements in accordance with generally accepted accounting principles, uniformly applied. During each other month of the year such consolidated net worth shall be as shown on such regular annual balance sheet for the year end last preceding the date as of which the book value is to be determined, but as modified by Newark’s unaudited consolidated statements of operations, prepared internally, for the months between such next preceding year end and the end of the month as of which the consolidated net worth of Newark is to be determined; such unaudited internally prepared statements of operation also shall be prepared in accordance with such generally accepted accounting principles, uniformly applied.

1.2 The closing of such purchase shall take place at Newark’s principal place of business in Newark, New Jersey on the thirtieth (30th) day next following such date of termination of employment.

1.3 At the closing, all of von Zuben’s shares (and any shares owned by said transferees) shall be delivered to Newark, duly endorsed for transfer.

1.4 Ten percent (10%) of the purchase price paid with respect to each seller of shares shall be paid in cash and the balance of the purchase price shall be paid by a five percent (5%) subordinated installment promissory note, dated as at the end of the month referred to in section 1.1, substantially in the form set forth in Exhibit A, attached hereto. Each such note shall, by the terms thereof, be subordinate to any note or contractual obligation (whether issued prior to or subsequent to the date of such note) given to Robert B. Lewis or Margaret McEwan Lewis in redemption of his or her Newark Boxboard Co. stock pursuant to the terms of their agreement dated May 27, 1971.

Section 2. Covenant Against Competition.—Newark acknowledges von Zuben’s unique and invaluable contribution to the success of Newark’s paper manufacturing and coverting and material recycling operations. Accordingly, Newark desires to secure from von Zuben a covenant to the effect that for a period of one (1) year after his termination of employment von Zuben will not compete with Newark (including any corporation controlled by Newark, directly or indirectly) and von Zuben is willing to give such covenant on the following terms and conditions.

2.1 von Zuben agrees that for one (1) year commencing on the effective date of his termination of employment he will not—

2.1-1 directly or indirectly disclose to any person, firm, or corporation any proprietary or confidential information relating to Newark including (i) the name, address, or requirements of any of its customers or suppliers, or (ii) the contractual or financial arrangements with any of its customers or suppliers, or (iii) its production capacity and methods, pricing formulae, and costs of production, or (iv) any other confidential information relating to its operations, or (v) any of its technology; or

2.1-2 directly or indirectly, either as principal, agent, employee, employer, stockholder, co-partner, or in any other individual or representative capacity whatsoever (i) solicit, serve, or divert, or assist any other person in so soliciting, serving, or diverting, any of Newark’s customers, or (ii) employ in a similar business any of the then or former employees of Newark, or (iii) induce any such employee to terminate his employment with Newark, or (iv) engage in the business of producing, processing, or selling paperboard or paperboard products (including boxboard and corrugating medium) or any of the materials being reprocessed or recycled by Newark as at the date of termination of von Zuben’s employment.

For all purposes of this instrument von Zuben’s covenant shall extend to and inure to the benefit of all subsidiaries, sub-subsidiaries, etc. of Newark.

2.2 von Zuben intends that the covenants contained in section 2.1 of this agreement shall be deemed to be a series of separate covenants, one for each county of each state of the United States where Newark (including its subsidiaries, etc.) sold products or otherwise did business during the twelve (12) month period ending on the date of termination of von Zuben’s employment by Newark. If, in any judicial proceeding, a court should refuse to enforce all of such separate covenants, then those covenants which are held by such court to be unenforceable shall be deemed eliminated from the provisions of this agreement for the purpose of such proceeding, to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

2.3 This agreement shall not be terminated by any merger or consolidation in which Newark is not the surviving party, or by any transfer of all or substantially all of Newark’s assets. In the event of any such merger, consolidation, or transfer of assets, the provisions of this agreement shall inure to the benefit of the surviving or resulting corporation or the corporation to which such assets shall be transferred; provided that the surviving, resulting or acquiring corporation continues to engage in the business previously conducted by Newark (including its subsidiaries, etc.).

Section 3. Effect of Stock Dividend, Stock Split, or Additional Purchase of Stock by von Zuben.—If, subsequent to the date of this agreement, Newark shall issue a stock dividend, or shall effect a stock split, or shall sell any additional shares of stock to von Zuben or shall make any distribution or transfer of stock to von Zuben, or if any shares of Newark stock shall be exchanged for other shares of Newark stock, all newly issued or after acquired shares shall be treated as having been owned by von Zuben as at the date of this agreement and shall be subject to all terms and conditions set forth herein.

Section 4. Assignability.—The terms, covenants and conditions of this agreement shall be binding upon the parties hereto and their successors, executors, administrators, transferees and heirs.

Section 5. Modifications.—No change in or modification of this agreement shall be valid unless made in writing and signed by all of the parties hereto.

Section 6. Specific Performance.—The parties hereto acknowledge that it would be impossible to measure the damages that would result if von Zuben’s personal representative or transferee should refuse to sell his stock under the circumstances contemplated by this agreement. If such circumstances arise and von Zuben or such personal representative or transferee refuses to sell such stock to Newark upon the terms and conditions set forth herein, Newark may institute an action in an appropriate court for specific performance of this contract. In such event, von Zuben agrees that his personal representative should waiver the defense that a remedy at law exists that would be adequate in any action at law.

Section 7. Prior Agreements.—The parties acknowledge that there is no prior agreement between von Zuben and Newark relating to the stock of that corporation.

Section 8. Headings.—None of the headings is to be considered part of this agreement. Such headings are included solely for convenience and are not intended to be full or accurate descriptions of the content of the provisions which they introduce.

Section 9. Governing Law.—This agreement shall be goverened by and construed in accordance with the laws of the State of New Jersey.

IN WITNESS WHEREOF, the Newark Group, Inc. has caused this agreement to be signed by its duly authorized officers and its corporate seal to be hereunto affixed, and von Zuben has executed this instrument as his voluntary act and deed, all as of the day and year first written above.

THE NEWARK GROUP, INC.

	By:	/s/ Edward K. Mullen
Edward K. Mullen, President

WITNESS:

Benedict M. Kohl		/s/ Frederick G. von Zuben
Frederick G. von Zuben

INSTALLMENT PROMISSORY NOTE

Newark, New Jersey
Dated:

FOR VALUE RECEIVED, THE NEWARK GROUP, INC. (“Maker”) promises to pay to the order of FREDERICK G. VON ZUBEN (“Payee”) the sum of              DOLLARS ($            ) in forty (40) equal and consecutive quarter annual installments of              DOLLARS ($            ) each commencing on the first day of the months of January, April, July or October next following the date of this note, subject to the following additional terms and conditions:

1. Interest.—Maker further promises to pay interest to Payee at the rate of five percent (5%) per annum on the unpaid balance of the principal sum of each quarter annual principal installment payment date.

2. Place of Payment.—All payments of principal and interest owing hereon shall be payable at the principal office of Maker, 57 Freeman Street, Newark, New Jersey, or by check mailed to the address designated by Payee by written notice to Maker.

3. Optional Prepayment.—Maker shall have the right to prepay one or more of the installment payments in the inverse order of their maturities with interest to the date of prepayment, without penalty and without liability for interest after the date of prepayment with respect to the amount prepaid, except that no

Exhibit A

such prepayment shall be made without the Payee’s consent during the taxable year of the Payee within which this note is delivered to the Payee.

4. Subordination.—Payee agrees, by his acceptance of this note, that the payment of principal and interest hereon is subject to the prior payment of all indebtedness or obligations now owing or hereafter incurred by Maker or any of its present or future subsidiaries to banking institutions, life insurance companies, similar financial institutions, and subsidiaries or affiliates of the foregoing, and to Robert B. Lewis and Margaret McEwan Lewis (hereinafter called “Senior Indebtedness”), as follows:

4.1 No amount shall be paid by Maker, and Payee shall not receive or accept any amount in respect of the principal of, or interest on, this note unless and until such Senior Indebtedness shall have been paid in full—

4.1-1 if the making of any such payment on this note would constitute an event of default with respect to such Senior Indebtedness, or

4.1-2 during the continuance of any default in the payment of principal (whether at the expressed maturity thereof or upon acceleration) or interest on any Senior Indebtedness or any other default in the performance of any term or condition contained in an agreement under which any Senior Indebtedness is created or issued if the effect of such default is to cause, or permit the holder of such Senior Indebtedness to cause, such Senior Indebtedness to become due prior to its stated maturity.

If payee shall receive any payment of principal or interest on this note which, under the provisions of this section 4.1, he is not entitled to receive, Payee will hold such payment in trust for the holders of Senior Indebtedness and will, upon demand, forthwith turn over such payment to said holders, ratably according to the aggregate amount remaining unpaid on account of the principal, premium and interest on Senior Indebtedness owned by each such holder.

4.2 In the event of a distribution of assets of Maker pursuant to any dissolution, winding up, liquidation, or reorganization of Maker, whether in bankruptcy, insolvency, or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of Maker, or otherwise—

4.2-1 the holders of all Senior Indebtedness shall first be entitled to receive payment in full of the principal, premium and interest thereon, before Payee shall be entitled to receive any payment of principal or interest on this note;

4.2-2 any payment or distribution of assets of Maker of any kind or character (other than the shares of stock of Maker, as reorganized or readjusted, or securities of Maker or any other corporation provided for by a plan of reorganization or adjustment the payment of which is subordinate to the payment of all Senior Indebtedness which may be outstanding at such time) to which Payee would be entitled except for the provisions of section 4.2-1 shall be paid by the liquidating trustee, or agent, or other person making such payment or distribution directly to the holders of Senior Indebtedness, ratably according to the aggregate amounts remaining unpaid on account of the principal, premium and interest or Senior Indebtedness held by each such holder, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid; and

4.2-3 in the event that, notwithstanding the foregoing, any payment or distribution of assets of Maker, of any kind or character (other than shares of stock of Maker as reorganized or readjusted, or securities of Maker or any other corporation provided for by a plan of reorganization or readjustment of all Senior Indebtedness which may be outstanding at such time) shall be received by Payee before all Senior Indebtedness is paid in full, Payee will hold such payment or distribution in trust for the holders of Senior Indebtedness and will, upon demand, forthwith turn over such payment or distribution to said holders, ratably according to the aggregate amounts remaining unpaid on account of the principal, premium and interest on Senior Indebtedness held by each such holder.

4.3 Payee further agrees, by acceptance of this note, to execute upon request of one or more holders of Senior Indebtedness, an agreement with such holder or holders containing the subordination provisions herein contained. In the event that Payee shall fail to take such action upon request, any officer of Maker may, as attorney-in-fact for Payee, execute such subordination agreement on behalf of Payee.

4.4 Payee further agrees, by acceptance of this note, that the holders of Senior Indebtedness may, without the consent of or notice to Payee, without incurring any responsibility to Payee and without impairing or releasing the obligations of Payee—

4.4-1 change the manner, place or terms of payment, or change or extend the time of payment of, or renew or alter Senior Indebtedness;

4.4-2 sell, exchange, release, or otherwise deal with any property by whomsoever at any time pledged or mortgaged to secure Senior Indebtedness;

4.4-3 release anyone liable in any manner for the payment or collection of Senior Indebtedness;

4.4-4 exercise or refrain from exercising any rights against Maker and others; and

4.4-5 apply any sum by whomsoever paid or however realized to the Senior Indebtedness.

5. Acceleration of Maturity.—Any default for thirty (30) days in the payment of any monthly installment of interest or principal shall cause all the remaining installments to become immediately due and payable, provided that Payee may not accelerate the due date of this note unless Maker shall fail to pay such interest or principal within thirty (30) days after Payee shall give written notice of such nonpayment to Maker.

THE NEWARK GROUP, INC.

By
Edward K. Mullen, President